                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                           APRIL 28, 2003



                  SYKES ENTERPRISES, INCORPORATED REPORTS FIRST
                         QUARTER 2003 FINANCIAL RESULTS

- Revenues totaled $117.3 million, a 3.3% increase over the sequential fourth quarter

- Financial position remains strong; no outstanding debt and a cash balance of $62.1 million

- Global expansion continues with planned addition of up to 3,400 offshore seats over the next 12 months

TAMPA, FL - APRIL 28, 2003 - Sykes Enterprises, Incorporated ("Sykes" or the "Company") (NASDAQ: SYKE), a global leader in providing outsourced customer management solutions and services, today announced financial results for the first quarter of 2003, exceeding the Company's targeted range.

"We were very pleased with our first quarter performance. Revenues totaled $117.3 million, a 3.3% rise over the fourth quarter and our highest revenue level in five quarters. The higher revenue combined with lower than expected operating expenses resulted in a breakeven position, exceeding our expectations, and building momentum for the year," stated John H. Sykes, Chairman and CEO of Sykes. "Our global expansion plans continue with four new state-of-the-art centers coming on-line in our offshore geographic markets this year, one of which opened earlier this month. Our planned expansion will add up to 3,400 seats over the next twelve months across the Philippines, India and Costa Rica. We continue to capitalize on the lower cost benefits these global markets provide to Sykes and our clients."

FIRST QUARTER 2003 FINANCIAL RESULTS

Revenues for the three months ended March 31, 2003 totaled $117.3 million compared to revenues of $116.7 million for the same period of the prior year. Sequentially, first quarter revenues increased $3.8 million, or 3.3% over the fourth quarter, reflecting higher than anticipated call volumes with certain U.S.-based clients, the addition of new business in Costa Rica and the Philippines, and a pick-up from the stronger Euro.

On a geographic basis, revenues from the Company's Americas region, including North America, Latin America, India and the Asia Pacific Rim, represented 65.5% of total revenues, or $76.8 million, for the first quarter of 2003. This compared to $80.7 million, or 69.1%, in the prior year. Growth in revenues generated from Sykes' offshore markets, resulting from the continued acceleration in demand for a lower cost solution, was offset by the phasing out of a U.S. based OEM technology client in the second quarter of 2002. Revenues from the Company's Europe, Middle East and Africa (EMEA) region increased 12.2% to $40.5 million, or 34.5% of total revenues for the first quarter of 2003 compared to $36.0 million, or 30.9%, for the comparable period in the prior year. The Company's first quarter EMEA revenues experienced a $7.4 million benefit from the stronger Euro compared with the same period of the prior year. Excluding this foreign currency benefit, EMEA revenues would have declined $2.9 million on a year-over-year basis, reflecting the continued softness in the worldwide economy.



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For the three months ended March 31, 2003, the Company reported operating income of $23 thousand and net income of $188 thousand resulting in breakeven earnings per share. This compared to first quarter 2002 net income of $3.2 million, or $0.08 per diluted share. The year-over-year decline reflected the higher costs associated with the ramp-up of new business in the Company's offshore markets, including the Philippines, India and Costa Rica, and $1.3 million in additional depreciation expense related to the previously announced expiration of two technology client contracts in March 2003.

The Company's gross profit margin (revenues less direct costs) for the first quarter of 2003 decreased to 34.0% from 37.7% for the comparable period in the prior year and 34.5% for the sequential fourth quarter. The decline was primarily attributable to the continued ramp-up of new business in Sykes' offshore markets and the lower margin centers the Company is closing in Europe pursuant to its fourth quarter 2002 restructuring.

General and administrative ("G&A") expenses for the first quarter of 2003 totaled $39.9 million compared with $39.4 million for the same period in the prior year and $40.6 million in the sequential fourth quarter. The first quarter of 2003 and the sequential fourth quarter of 2002 included $1.3 million and $1.2 million, respectively, of additional depreciation expense related to the expiration of two client contracts as described above. First quarter G&A expenses reflected certain initial cost savings related to the Company's fourth quarter restructuring plan, net of higher insurance and compliance costs as well as higher rents associated with offshore facility expansion. As a percentage of revenues, total G&A expenses were 34.0% for the first quarter of 2003 compared to 33.7% for the comparable period in the prior year and 35.7% for the sequential fourth quarter.

BALANCE SHEET & CASH FLOW HIGHLIGHTS

The Company's balance sheet at March 31, 2003 reflected cash and cash equivalents of $62.1 million, shareholders' equity of $183.6 million, and no outstanding debt. The Company's cash and cash equivalents declined from $79.5 million at December 31, 2002 primarily due to payments related to the Company's restructuring initiatives, investments made in the Company's offshore markets, and the timing of certain client receivables which were paid in the first part of April. Substantially all of the Company's March 31st cash balance was held in international operations and may be subject to additional taxes if repatriated to the U.S. The Company intends to reinvest this cash into its international operations and has no current plans to repatriate the cash to the U.S.

BUSINESS OUTLOOK

The Company believes it is on track to meet its previously announced financial targets for 2003. The Company's outlook for the 2003 fiscal year takes into consideration the expiration of two technology client contracts in March 2003 and the increasing trend by clients in certain vertical markets towards an offshore customer support solution. The 2003 business outlook also assumes the completion of the Company's restructuring program by the end of the second quarter and no further deterioration of the economy. The marketplace continues to be characterized by extended or delayed sales cycles, industry-wide pricing pressures, and the uncertainty of the economic and political environment. For the twelve months ended December 31, 2003, the Company anticipates the following financial results:

      o  Revenues in the range of $440 million to $460 million

      o  Net income in the range of $0.15 to $0.20 per diluted share

      o  Estimated effective tax rate in the range of 34% to 36%

      o  Capital expenditures in the range of $25 million to $30 million

For the second quarter of 2003, the Company anticipates the following financial results:


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      o  Revenues in the range of $110 million to $115 million

      o  Net income in the range of breakeven to $0.02 per diluted share

The Company's second quarter 2003 business outlook takes into consideration the continued ramp-up of new business offshore generated from leading companies in the travel, financial services and communications industries.

CONFERENCE CALL

The Company will conduct a conference call regarding the content of this release tomorrow, April 29, 2003 at 10:00 a.m. Eastern Daylight Savings Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of Sykes' website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the Investors section of Sykes website at www.sykes.com/english/investors.asp under the heading "Investor Newsroom - Press Releases."

ABOUT SYKES ENTERPRISES, INCORPORATED

Sykes is a global leader in providing customer management solutions and services to Fortune 1000 companies primarily in the technology, consumer, communications, financial services, and the transportation and leisure industries. Sykes specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on technical support and customer service. Utilizing Sykes' integrated onshore/offshore global delivery model, Sykes provides its services through multiple communication channels encompassing phone, e-mail, web, and chat. Sykes complements its customer support outsourcing services with technical staffing and fulfillment services - delivering solutions that are customized to meet each company's unique customer management needs. Headquartered in Tampa, Florida, Sykes operates 42 customer support centers with operations throughout the United States, Canada, Europe, Latin America, Asia and Africa. For additional information please visit www.sykes.com.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements," including Sykes' estimates of future business outlook, prospects or financial results, statements regarding Sykes' objectives, expectations, intentions, beliefs or strategies, or statements containing words such as "believe," "estimate," "project," "expect," "intend," "may," "anticipate," "plans," "seeks," or similar expressions. It is important to note that Sykes' actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the timing of significant orders for Sykes' products and services, (ii) variations in the terms and the elements of services offered under Sykes' standardized contract including those for future bundled service offerings, (iii) changes in applicable accounting principles or interpretations of such principles, (iv) difficulties or delays in implementing Sykes' bundled service offerings, (v) failure to achieve sales, marketing and other objectives, (vi) construction delays of new or expansion of existing customer support centers, (vii) delays in the Company's ability to develop new products and services and market acceptance of new products and services, (viii) rapid technological change, (ix) loss or addition of significant clients, (x) risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) fluctuations in business conditions and the economy, (xiii) Sykes' ability to attract and retain key management personnel, (xiv) Sykes' ability to continue the growth of its support service revenues through additional technical and customer service centers, (xv) Sykes' ability to further penetrate into vertically integrated markets, (xvi) Sykes' ability to expand its global



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presence through strategic alliances and selective acquisitions, (xvii) Sykes'
ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xviii) the ultimate outcome of any pending lawsuits, (xix) Sykes' ability to recognize deferred revenue through delivery of products or satisfactory performance of services; and (xx) other risk factors listed from time to time in Sykes' registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and Sykes undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

FOR ADDITIONAL INFORMATION CONTACT:
Kristin L. Wiemer
Director, Investor Relations
(813) 233-7143
kristin.wiemer@sykes.com




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                         SYKES ENTERPRISES, INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                  ($'S IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                    THREE MONTHS ENDED
                                                 -------------------------
                                                 MARCH 31,       MARCH 31,
                                                   2003             2002
                                                 ---------       ---------

Revenues                                         $117,286         $116,743
Direct salaries and related costs                  77,356           72,722
General and administrative                         39,907           39,375
                                                 ---------       ---------
Income from operations                                 23            4,646
Other income                                          262               88
                                                 ---------       ---------
Income before provision for income taxes              285            4,734
Provision for income taxes                             97            1,515
                                                 ---------       ---------
Net income                                       $    188         $  3,219
                                                 ---------       ---------
                                                 ---------       ---------
Net income per basic share:
   Net income per basic share                    $   0.00         $   0.08
   Shares outstanding - basic                      40,368           40,346

Net income per diluted share:
   Net income per diluted share                  $   0.00         $   0.08
   Shares outstanding - diluted                    40,371           40,633





OTHER ITEMS:
   Depreciation and amortization                 $  8,862         $  7,965
   Capital expenditures                          $  3,532         $  5,027




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                         SYKES ENTERPRISES, INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                               ($'S IN THOUSANDS)



                                                                              MARCH 31,        DEC. 31,
                                                                                2003             2002
                                                                              --------         --------
                                                                             (UNAUDITED)
ASSETS
Current assets                                                                $170,343         $163,507
Property and equipment, net                                                    104,148          109,618
Other noncurrent assets                                                         22,105           22,419
                                                                              --------         --------
Total assets                                                                  $296,596         $295,544
                                                                              ========         ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities                                                           $ 62,012         $ 62,392
Noncurrent liabilities                                                          50,936           50,807
Shareholders' equity                                                           183,648          182,345
                                                                              --------         --------
Total liabilities & shareholders' equity                                      $296,596         $295,544
                                                                              ========         ========



                         SYKES ENTERPRISES, INCORPORATED
                               SUPPLEMENTARY DATA
                                   (UNAUDITED)


                                                            Q1 2003            Q1 2002         FY 2002
                                                            -------            -------         -------
GEOGRAPHIC MIX (% OF TOTAL REVENUE):

     Americas (1)                                              65.5%              69.1%           66.1%
     Europe, Middle East & Africa (EMEA)                       34.5%              30.9%           33.9%
     Total                                                    100.0%             100.0%          100.0%

---------------
(1)  Includes the United States, Canada, Costa Rica, India and the Asia Pacific
     (APAC) region. India and APAC are included in the Americas due to the nature of the buisness and client profile, which is primarily made up of U.S. based companies.


                                                            Q1 2003            Q1 2002         FY 2002
                                                            -------            -------         -------
VERTICAL INDUSTRY MIX (% OF TOTAL REVENUE):

     Communications                                              43%                36%             40%
     Technology & Consumer                                       36%                49%             43%
     Financial Services                                           7%                 3%              3%
     Other                                                       14%                12%             14%
     Total                                                      100%               100%            100%



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